Camelot Event-Driven Advisors, LLC

Section 24: Code of Ethics

24.1 Background

This Code of Ethics (the “Code”) is written so as to be read and understood by each employee of CEDA. This Code does not attempt to serve as a comprehensive outline regarding the conduct of employees of the firm, but rather to establish general rules of conduct and procedures applicable to all employees of the firm. Any questions regarding the Code should be referred to the Compliance Officer.

24.2. Risks

In developing these policies and procedures, CEDA considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

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Employees do not understand the fiduciary duty that they, and CEDA, owe to clients;

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Employees and/or CEDA fail to identify and comply with all applicable Federal Securities Laws;

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Employees do not report personal securities transactions;

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Employees trade personal accounts ahead of decisions made on behalf of clients;

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Employees allocate profitable transactions to personal accounts or unprofitable transactions to clients;

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Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the Compliance Officer and/or appropriate supervisory personnel;

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CEDA does not provide its code of ethics and any amendments to all personnel; and

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CEDA does not retain written acknowledgements that personnel received the code and any amendments.

24.3. Statement of General Principles

CEDA and its employees owe an overarching fiduciary duty to act in the best interests of CEDA’s clients, as well as a duty of honesty, good faith and fair dealing. It is important that employees avoid any situation that might compromise, or even appear to compromise, their exercise of fully independent judgment in the interests of the firm’s clients.

Employees are required to report promptly to the Compliance Officer any violations of the Code. Any exceptions from the Code may only be granted by the Compliance Officer.

24.4. Use and Distribution

This Code is a basic part of CEDA’s compliance program. All employees of CEDA will be required to receive a copy of this Code, and sign an acknowledgement indicating that they have read, understand, and will abide by the Code. The Code may be revised and/or supplemented from time to time, and it is the responsibility of each employee to ensure they have the most recent edition.

24.5. Outside Activities

All outside activities conducted by an employee which either (i) provide for compensation to the employee; or (2) involve employment, publication of articles, or radio or television appearances, must be approved beforehand by the Compliance Officer. Personnel will be asked each year to complete a certification which will include disclosure regarding outside activities. Personnel must NOT wait for the forms to be circulated if a new activity arises.

24.6. Gifts and Entertainment

The acceptance or offering of gifts, entertainment, favors and/or other things of value by any employee may create a conflict of interest for CEDA. If the gifts or other things are excessive in amount, they may be deemed a violation of law. The following guidelines are provided to assist in conduct relating to these gifts:

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Gifts should be reasonable in terms of value and frequency. No employee may accept a gift larger than $250 ($500 in the aggregate during a calendar year) from any single person or entity that does business with CEDA, regardless of capacity.

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Business entertainment is permissible, and may go beyond the $250/$500 limit stated above. “Entertainment” differs from “gifts” in that the employee is present at the theater/sporting event. Business entertainment must be approved by the Compliance Officer. If the same event was approved in a prior instance, the employee need not seek specific approval (e.g. tickets to baseball games need not be approved for each instance).

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Gifts or favors should never be solicited.

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Employees should never, regardless of amount, accept any gift or favor that would impact employee’s decision making or make the employee feel beholden to the gift giver.

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Likewise, employees should not give gifts or favors if the sole intent is to influence the decision making of another person or firm.

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All gifts over $100 must be reported to the Compliance Officer.

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If an employee is not sure as to the appropriateness of a gift, the employee should consult with the Compliance Officer.

24.7. Confidentiality

CEDA must at all times act to maintain the confidentiality of all Confidential Information in its possession. "Confidential Information" includes (i) proprietary information and (2) confidential client information. Proprietary information includes information, analyses, plans, proposals, client lists, prospective client lists or other ideas and data created or obtained by CEDA for business purposes.

Confidential client information includes all information about any client (including the fact that a client relationship even exists) or received from any client or other party with the expectation that the information will be kept confidential and used only for the purposes for which it was disclosed. Confidential information may include not only financial reports, financial plans, projections, or business plans, but also the identity of clients, information about client accounts, borrowings or other activities at CEDA as well as any internal assessment of the creditworthiness of the client (whether or not such internal assessment is based on confidential information). Confidentiality is imperative regardless of the form the information takes - oral, printed, or electronic. Confidential information is the property of CEDA (or the client), should be treated as need to know and cannot be misappropriated by employees for personal benefit or other purposes.

THE NEED TO KNOW means CEDA personnel:

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should not disclose Confidential Information to any person outside CEDA (including family members) except as appropriate in the conduct of the CEDA's business;

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should not disclose Confidential Information to persons within CEDA except as appropriate in the conduct of CEDA 's business; and

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should treat Confidential Information with care so as to avoid inadvertent or inappropriate disclosure.

It is important to note that your duty to protect Confidential Information applies even after you leave CEDA.

Temporary workers should not (to the extent possible) be entrusted with tasks that involve, or be otherwise exposed to, Confidential Information. All temporary workers or third party consultants/vendors will be required to sign a confidentiality agreement upon commencing their employment with CEDA.

24.8. Service as an Officer or Director of a Public Company

Without the prior approval of the Compliance Officer, no employee may serve as an officer or director of a for-profit company.

24.9. Disciplinary Matters, Form U-4, Litigation

Each prospective employee, and all current employees (annually) will be required to complete a form which includes questions related to litigation and criminal history. The form will be maintained as a part of each employee’s permanent file with CEDA. Each employee is required to notify the Compliance Officer if the response to any of the items in the annual certification change, including address, other names, and of course, disciplinary history, criminal activity and litigation. Even threatened litigation (which includes bankruptcy or foreclosure) should be reported, whether the employee is a plaintiff or a defendant.

24.10. Industry Regulators

The securities industry is highly regulated. Employees should be prepared at all times for visits or other communications from various regulatory authorities, which may include, but are certainly not limited to, the SEC. If any employee is approached by any regulator or any other governmental official (including a prosecutor), the employee must immediately notify the Compliance Officer. This does not mean that employees are prohibited from lawfully communicating, other than on behalf of CEDA, with any U.S. governmental or regulatory body regarding a possible violation of any fair employment practices law. All employees have the right to contact such agencies for any such purpose.

If an employee is approached by a regulatory or other government official who requests documents, the individual should be referred to the Compliance Officer. Under no circumstances should any documents be released without the prior approval of the Compliance Officer.

24.11. Discussions with the Media

In order to avoid having any communication with the media misconstrued as promoting the business of CEDA or deemed to be advertising under the various securities laws, it is the policy of CEDA that no communications should occur with the press or other news media without first notifying the Compliance Officer and receiving approval.

At times, associates may speak at events where the media are present. The following should be used as general guidelines:

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Do not discuss performance of any client account, the firm’s accounts in general, or any specific investment decision made on behalf of a client.

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If you are asked a question about a specific security, steer the response toward the sector in general, and away from the specific security. Do not indicate if you would buy or sell that security.

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Do not comment on IPOs.

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Do not comment on securities in your personal accounts.

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Do not give stock price or earnings projections.
24.12. Political Contributions

Before making any political contributions, employees should contact the Compliance Officer. There may be connections to the intended recipient that may violate law or this Code. If the Compliance Officer determines that such a relationship exists, the employee will not be permitted to make the contribution.

24.13. Personal Trading

Each employee is required to identify to the Compliance Officer upon hire, and thereafter at least annually, all brokerage accounts over which they have trading authority, as well as all brokerage accounts over which anyone in their household has trading authority. Each employee shall provide a quarterly report of all holdings to the Compliance Officer within 30 days of the end of each quarter. The Compliance Officer will review each report. Alternatively, personnel may elect to have their accounts maintained at one of CEDA’s recommended custodians, in which case the Compliance Officer will review accounts on an ongoing basis. Personnel may also elect to have their broker-dealers send duplicate statements to the Compliance Officer. The Trust requires that copies of all employee personal account statements be sent to the Trust in addition to what is submitted to the Compliance Officer so they may conduct their own review.

Pre-clearance is required for any personal trade involving an IPO or a private placement.

CEDA has a Restricted List, which is a list of securities in which employees and their household members may not trade. Employees should regularly review the Restricted List. The Compliance Officer will review, at least monthly, the Restricted List to confirm no additions or deletions should be made. Employees with material, non-public information about a company must immediately report it to the Compliance Officer. When in doubt as to whether the information is material non-public information, report it and the Compliance Officer will make a determination.

Never Trade with Inside Information. Under no circumstances may you purchase or sell securities while in the possession of material, nonpublic information regarding the security or its issuer. The fact that you may have received trade pre-approval does not absolve you from responsibility if you traded while in possession of such information. Insider trading is a serious criminal offense. IF YOU ARE NOT SURE WHETHER OR NOT THE INFORMATION YOU HAVE IS MATERIAL NONPUBLIC INFORMATION OR INSIDE INFORMATION CONTACT THE COMPLIANCE OFFICER.

The Compliance Officer or a designee shall review all personal trading activity of all employees. If the Compliance Officer identifies a violation of this Code or actual or potential conflicts of interest (even if discovered after-the-fact because certain facts were not disclosed) it will result in the imposition of disciplinary sanctions, which may include termination of employment, without any prior warning.

Specific “Do's” and “Don’ts”

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You may not buy new issues in registered public offerings even when CEDA is not involved in the offering.

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Your trading should be for investment purposes and not for short-term trading profits. You are expected to devote your workday to CEDA’s business, not to managing your personal trading. You should not create a high degree of financial risk to yourself in your personal trading.

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Unless specifically approved in writing by the Compliance Officer, you may not purchase or sell securities on CEDA’s "Restricted List".

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You may not buy or sell securities using your knowledge of CEDA’s, a client's or investor’s trading plans.

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You may not buy or sell securities ahead of a client. This is referred to as “front running”.